SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                  I-MANY, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.0001 PAR VALUE
                         (Title of Class of Securities)

                                    44973Q103
                                 (CUSIP Number)

                                 JANUARY 6, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)




                           (Page 1 of 13 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44973Q103               13G               Page 2 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. 37-1444088
            OF ABOVE PERSONS (ENTITIES ONLY)
            DIKER VALUE-TECH FUND, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               3,138,822
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               3,138,822
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               3,138,822
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               7.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

* The Reporting Person, as defined below, is affiliated with a Registered Investment Adviser but has elected to file Schedule 13G as of this date nonetheless. As an affiliate of a Registered Investment Adviser the Reporting Person disclaims all beneficial ownership of these shares.

CUSIP No. 44973Q103               13G               Page 3 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. 42-1622604
            OF ABOVE PERSONS (ENTITIES ONLY)
            DIKER VALUE-TECH QP FUND, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                            -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                            3,509,999
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                            -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                            3,509,999
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                            3,509,999
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                            8.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                            PN*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

*The Reporting Person, as defined below, is affiliated with a Registered Investment Adviser but has elected to file Schedule 13G as of this date nonetheless. As an affiliate of a Registered Investment Adviser the Reporting Person disclaims all beneficial ownership of these shares.

CUSIP No. 44973Q103               13G               Page 4 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. 37-1444083
            OF ABOVE PERSONS (ENTITIES ONLY)
            DIKER GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               7,501,855
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               7,501,855
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               7,501,855
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               18%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               OO*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

*The Reporting Person, as defined below, is affiliated with a Registered Investment Adviser but has elected to file Schedule 13G as of this date nonetheless. As an affiliate of a Registered Investment Adviser the Reporting Person disclaims all beneficial ownership of these shares.

CUSIP No. 44973Q103             13G              Page 5 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. 04-3616914
            OF ABOVE PERSONS (ENTITIES ONLY)
            DIKER MANAGEMENT, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               8,045,777
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               8,045,777
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               8,045,777
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               19.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               IA*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

*The Reporting Person, as defined below, is a Registered Investment Adviser but has elected to file Schedule 13G as of this date nonetheless. As a Registered Investment Adviser the Reporting Person disclaims all beneficial ownership of these shares.

CUSIP No. 44973Q103            13G               Page 6 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. ###-##-####
            OF ABOVE PERSONS (ENTITIES ONLY)
            CHARLES M. DIKER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               UNITED STATES
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               8,045,777
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               8,045,777
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               8,045,777
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               19.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               IN*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

*The Reporting Person, as defined below, is affiliated with a Registered Investment Adviser but has elected to file Schedule 13G as of this date nonetheless. As an affiliate of a Registered Investment Adviser the Reporting Person disclaims all beneficial ownership of these shares.

CUSIP No. 44973Q103            13G               Page 7 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. ###-##-####
            OF ABOVE PERSONS (ENTITIES ONLY)
            MARK N. DIKER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               UNITED STATES
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               8,045,777
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               8,045,777
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               8,045,777
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               19.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               IN*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

*The Reporting Person, as defined below, is affiliated with a Registered Investment Adviser but has elected to file Schedule 13G as of this date nonetheless. As an affiliate of a Registered Investment Adviser the Reporting Person disclaims all beneficial ownership of these shares.

CUSIP No. 44973Q103            13G              Page 8 of 13 Pages


Item 1(a).     Name of Issuer:

     The name of the issuer is I-MANY, INC. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 399 THORNALL STREET, 12TH FLOOR, EDISON, NJ 08837

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) DIKER VALUE-TECH FUND, LP, a Delaware limited partnership (the "Partnership") with respect to the shares of the Stock (defined in Item 2(d) below) directly owned by it;

         (ii) DIKER VALUE-TECH QP FUND, LP,a Delaware limited partnership (the "QP Partnership") with respect to the shares of the Stock directly owned by it;

        (iii) DIKER GP, LLC, a Delaware limited liability company ("DIKER GP"), as the general partner to the Partnership, the QP Partnership, the Diker Micro & Small Cap Fund, LP ("Micro") and the Diker M&S Cap Master Fund, Ltd. ("M&S") with respect to the Stock directly owned by each of the Partnership, the QP Partnership, Micro and M&S (collectively, the "Diker Funds");

         (iv) DIKER MANAGEMENT, LLC, a Delaware limited liability company ("DIKER MANAGEMENT"), as the investment manager of the Diker Funds and as the investment adviser of separately managed accounts (the "Managed Accounts"), with respect to the shares of Common Stock held by the Diker Funds and the Managed Accounts;

          (v) CHARLES M. DIKER, a citizen of the United States, and the managing member of each of Diker GP and Diker Management, with respect to the shares of Common Stock subject to the control of Diker GP and Diker Management; and

          (vi) MARK N. DIKER, a citizen of the United States, and the managing member of each of Diker GP and Diker Management, with respect to the shares of Common Stock subject to the control of Diker GP and Diker Management.

              The foregoing persons are sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 44973Q103                13G                     Page 9 of 13 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 745 FIFTH AVENUE, SUITE 1409, NEW YORK, NEW YORK 10151.

Item 2(c).     Citizenship:

     EACH OF THE PARTNERSHIP AND THE QP PARTNERSHIP IS A DELAWARE LIMITED PARTNERSHIP. EACH OF DIKER GP AND DIKER MANAGEMENT IS A DELAWARE LIMITED LIABILITY COMPANY. EACH OF CHARLES M. DIKER AND MARK N. DIKER IS A UNITED STATES CITIZEN.

Item 2(d).     Title of Class of Securities:

     COMMON STOCK, $0.0001 PAR VALUE (THE "COMMON STOCK").

Item 2(e).  CUSIP Number:

     44973Q103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]  Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ]  Investment Adviser in accordance with Rule 13d-1
                    (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO 13D-1(C), CHECK THIS BOX: [X]

CUSIP No. 44973Q103               13G                 Page 10 of 13 Pages

Item 4.   Ownership.

       A.   DIKER VALUE-TECH FUND, LP
            (a) Amount beneficially owned: 3,138,822
            (b) Percent of class: 7.5%. The percentages used herein and in the rest of Item 4 are calculated based upon the 41,517,971 issued and outstanding as of JULY 27, 2004 as reported on the Company's 10-Q filed Quarterly on JULY 27, 2004.
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 3,138,822
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 3,138,822

       B.   DIKER VALUE-TECH QP FUND, LP
            (a) Amount beneficially owned: 3,509,999
            (b) Percent of class: 8.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 3,509,999
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 3,509,999

       C. DIKER GP, LLC
            (a) Amount beneficially owned: 7,501,855
            (b) Percent of class: 18%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 7,501,855
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 7,501,855

       D. DIKER MANAGEMENT, LLC
            (a) Amount beneficially owned: 8,045,777
            (b) Percent of class: 19.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 8,045,777
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 8,045,777

       E. CHARLES M. DIKER
            (a) Amount beneficially owned: 8,045,777
            (b) Percent of class: 19.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 8,045,777
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 8,045,777

       F. MARK N. DIKER
            (a) Amount beneficially owned: 8,045,777
            (b) Percent of class: 19.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 8,045,777
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 8,045,777

CUSIP No. 44973Q103               13G                 Page 11 of 13 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     The Partnership and the Partnership QP are each private investment partnerships, the sole general partner of which is Diker GP. As the sole general partner of the Diker Funds, Diker GP, has the power to vote and dispose of the shares of the Common Stock owned by the Diker Funds other than M&S, in which it is an investor and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management serves as the investment manager of the Managed Accounts and the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds and Managed Accounts. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management, and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be beneficial owners of shares beneficially owned by Diker GP and Diker Management. The Reporting Persons disclaim all beneficial ownership, however, as affiliates of a Registered Investment Adviser. The Reporting Persons have elected to file
Schedule 13G at this time nonetheless.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 44973Q103              13G                Page 12 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  OCTOBER 7, 2004

                                    DIKER VALUE-TECH FUND, LP
                                    BY ITS GENERAL PARTNER DIKER GP, LLC

                                    /s/ MARK N. DIKER
                                    ---------------------------------------
                                    NAME: MARK N. DIKER
                                    TITLE: MANAGING MEMBER


                                    DIKER VALUE-TECH QP FUND, LP
                                    BY ITS GENERAL PARTNER DIKER GP, LLC

                                    /s/ MARK N. DIKER
                                    ---------------------------------------
                                    NAME: MARK N. DIKER
                                    TITLE: MANAGING MEMBER


                                    DIKER GP, LLC

                                    /s/ MARK N. DIKER
                                    ---------------------------------------
                                    NAME: MARK N. DIKER
                                    TITLE: MANAGING MEMBER


                                    DIKER MANAGEMENT, LLC

                                     /s/ MARK N. DIKER
                                    ---------------------------------------
                                    NAME: MARK N. DIKER
                                    TITLE: MANAGING MEMBER

CUSIP No. 44973Q103                13G                    Page 13 of 13 Pages




                                    CHARLES M. DIKER,  INDIVIDUALLY

                                    /s/ CHARLES M. DIKER
                                    ---------------------------------------
                                    NAME: CHARLES M. DIKER



                                    MARK N. DIKER,  INDIVIDUALLY

                                    /s/ MARK N. DIKER
                                    ---------------------------------------
                                    NAME: MARK N. DIKER